Exhibit 99.1


                   NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information, contact: Herbert L. Fischer, President, (516) 467-4200

LOGITEK, INC. ANNOUNCES THE SIGNING OF THE
AGREEMENT AND PLAN OF MERGER


          NEW YORK, NY, March 30, 1999 - Logitek, Inc. (OTC: LGTK) ("Logitek") today announced that it has entered into an Agreement and Plan of Merger dated March 29, 1999 among North Atlantic Instruments, Inc. ("NAI"), a New York corporation, NAI, Inc. ("Acquisition Sub"), a New York corporation wholly-owned by NAI, and Herbert L. Fischer, solely in his capacity as trustee of, and on behalf of, the trust forming a part of Logitek's Employees' Stock Ownership Plan.

          Pursuant to the merger, Acquisition Sub will be merged with and into Logitek and each share of common stock of Logitek, par value $0.01 per share, issued and outstanding immediately prior to the merger (excluding shares owned, directly or indirectly, by Logitek and any dissenting shares) will be converted into the right to receive $.915, payable by NAI to the holder thereof in cash, without any interest thereon. Logitek will be the surviving corporation and will continue to operate under the Logitek, Inc. name, as a wholly-owned subsidiary of NAI. Consummation of the merger is subject to the approval of the shareholders of Logitek and to certain other specified closing conditions.

          Logitek designs and makes electronic power monitors and controls for the U.S. government and other industrial customers worldwide. Logitek's standard and custom-built products are used in missile navigation systems, radar equipment, aircraft, space vehicles, ships, and data communication and telecommunication systems. Logitek's products include electronic time delays, flashers, switch mode power supplies, and voltage, frequency, phase, and power monitors.